Exhibit 99.2

PYR Energy Corporation
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                                  NEWS RELEASE
                                November 22, 2006

         PYR ENERGY REPORTS RECORD REVENUE, CASH FLOW AND NET INCOME FOR
                           FISCAL YEAR AUGUST 31, 2006

DENVER - PYR Energy Corporation (AMEX:PYR) today announced audited financial results for its fiscal year ended August 31, 2006 ("FY 2006"). The Company recorded record increases in operating cash flow and revenues for FY 2006, as well as net income of approximately $2.3 million or 6 cents ($0.06) per common share, compared with approximately $12,000 or 0 cents ($0.00) per common share for its 2005 fiscal year ("FY 2005"). Net cash provided by operations increased approximately $2.5 million to $4.4 million in FY 2006 compared with cash provided by operating activities of $1.9 million in FY 2005. Current net production, which is not hedged, is approximately 5.1 MMcfe per day.

During FY 2006, the Company recorded $10.3 million in revenues compared with approximately $6.1 million in FY 2005, an increase of approximately $4.2 million, or 69%. The increase in revenues is attributed primarily to a 65% increase in FY 2006 production compared to FY 2005 production. Net of lease operating expenses, taxes, and net profits expenses of $3.1 million, the Company for 2006 reflected $7.2 million in net operating income from oil and gas operations, excluding non-cash charges totaling $2.6 million for accretion, depletion, and impairment. In FY 2005, net of lease operating expenses, taxes and net profits expenses of $2.4 million, the Company reflected $3.7 million in net operating income from oil and gas operations, excluding non-cash charges of $1.5 million for accretion, depletion, and impairment expenses. FY 2006 production received an average price of $8.15 per Mcfe, compared with an average price realization of $7.96 per Mcfe in FY 2005, an increase of 2%.

Lease operating expenses increased from $0.7 million in FY 2005 to approximately $1.5 million in FY 2006. The increase is attributed to the workover on the Maness GU #1 well, new wells added, and additional operating costs associated with purchased interests in existing wells.

At August 31, 2006, the Company had cash of $6.3 million, total assets of $28.7 million, current liabilities of $2.5 million, and stockholders' equity of $18.5 million, with approximately 38.0 million common shares outstanding. In conjunction with its funding sources, the Company, in October of 2005, completed a private equity placement consisting of the sale of approximately 6.3 million shares of common stock at a price of $1.30 per share to a group of institutional and accredited individual investors. Proceeds from this placement were used for general corporate purposes and costs associated with the Company's development drilling portfolio located principally in the Rocky Mountains and Texas.

Commenting on the year-end results, Ken Berry, President and Chief Executive Officer of the Company, stated, "We are extremely pleased with our progress during 2006, which resulted in record revenue, cash flow, production and reserves. We believe the Company is evolving financially as it increases its internal cash flow. We continue to look for niche acquisitions and consider strategic alternatives. "



The twelve months ended August 31, 2006 compared with the twelve months ended
August 31, 2005.


                                                                                         Increase (Decrease)
                                                         -------------------------    -------------------------
                                                             2006          2005         Amount        Percent
                                                         ----------     ----------    ----------    -----------
                                                        ($ in thousands, except for per unit prices and costs)
Operating Results:
     Total revenues                                         $10,319       $6,102        $4,217          69%
     Operating Expenses                                      $7,937       $5,829        $2,108          36%
     Net income                                              $2,270          $12        $2,258         189%
     Net income per share                                     $0.06        $0.00         $0.06         100%
Average Prices:
     Natural gas (per Mcf)                                    $7.32        $7.54        $(0.22)         (3%)
     Oil (per Bbl)                                            63.55        50.04         13.51          27%
     Natural gas liquids (per Bbl)                            34.83        29.53          5.30          18%
     Combined (per Mcfe)                                       8.15         7.96          0.19           2%
Average Costs (per Mcfe):
     Lease operating expense                                  $1.22        $0.94         $0.28          30%
     Production taxes, gathering and transportation
expense                                                        0.54         0.50          0.04           8%
     Net profit expense                                        0.65         1.75         (1.10)        (63%)
     Depletion, depreciation, amortization and
accretion                                                      2.05         1.13          0.92          81%
     General and administrative                                1.78         2.49         (0.71)        (28%)
Production Data:
     Natural gas (Mcf)                                      915,973      392,067       523,906         134%
     Oil (Bbls)                                              53,049       61,948        (8,899)        (14%)
     Natural gas liquids (Bbls)                               5,267          336         4,931        1468%
     Combined volumes (Mcfe)                              1,265,869      765,771       500,098          65%
     Daily combined volumes (Mcfe/d)                          3,468        2,098         1,370          65%

Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration, development, and production of natural gas and crude oil. At the current time, PYR's activities are focused in select areas of the Rocky Mountain region, Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed.



Contact:
Ken Berry, President & CEO
Tucker Franciscus, Vice President
1675 Broadway, Suite 2450
Denver, CO  80202
303.825.3748
Fax: 303.825.3768